EXECUTION COPY


163614 FHAMS 2005-FA8
Terms to Underwriting Agreement

                       FIRST HORIZON ASSET SECURITIES INC.

                       MORTGAGE PASS-THROUGH CERTIFICATES
                                 SERIES 2005-FA8

                                 TERMS AGREEMENT
                           (to Underwriting Agreement,
                              dated August 23, 2005
                    between the Company and the Underwriter)


First Horizon Asset Securities Inc.                         New York, New York
4000 Horizon Way                                            September 28, 2005
Irving, Texas 75063

      Credit Suisse First Boston LLC (the "Underwriter") agrees, subject to the terms and provisions herein and of the captioned Underwriting Agreement (the "Underwriting Agreement"), to purchase such Classes of Series 2005-FA8 Certificates specified in Section 2(a) hereof (the "Offered Certificates"). This letter supplements and modifies the Underwriting Agreement solely as it relates to the purchase and sale of the Offered Certificates described below. The Series 2005-FA8 Certificates are registered with the Securities and Exchange Commission by means of an effective Registration Statement (No. 333-125158). Capitalized terms used and not defined herein have the meanings given them in the Underwriting Agreement.

      Section 1. The Mortgage Pools: The Series 2005-FA8 Certificates shall evidence the entire beneficial ownership interest in two pools (the "Mortgage Pools") of fixed rate, first lien, fully amortizing, one- to four-family residential mortgage loans (the "Mortgage Loans") having the following characteristics as of September 1, 2005 (the "Cut-off Date"):

            (a) Aggregate Principal Amount of the Mortgage Pools: Approximately $543,820,127 aggregate principal balance as of the Cut-off Date, subject to an upward or downward variance of up to 5%, the precise aggregate principal balance to be determined by the Company.

            (b) Original Terms to Maturity: The original term to maturity of each Mortgage Loan included in Mortgage Pool I shall be between 240 and 360 months. The original term to maturity of each Mortgage Loan in Pool II shall be between 180 months.

      Section 2. The Certificates: The Offered Certificates shall be issued as follows:

            (a) Classes: The Offered Certificates shall be issued with the following Class designations, interest rates and principal balances, subject in the aggregate to the variance referred to in Section 1(a) and, as to any particular Class, to an upward or downward variance of up to 5%:

                                                     Class Purchase
Class              Principal      Interest Rate     Price Percentage
                    Balance

Class I-A-1      $100,000,000.00     5.5000%          99.920443230%
Class I-A-2        $4,705,000.00     5.5000%          99.920443230%
Class I-A-3       $34,834,000.00     5.5000%          99.920443230%
Class I-A-4       $43,346,000.00     5.5000%          99.920443230%
Class I-A-5        $8,000,000.00     5.1250%          99.920443230%
Class I-A-6       $73,692,000.00     4.3500%(1)       99.920443230%
Class I-A-7           (2)            1.1150%(1)              --
Class I-A-8        $6,350,000.00     5.5000%          99.920443230%
Class I-A-9        $6,894,000.00     5.5000%          99.920443230%
Class I-A-10       $6,654,100.00     5.5000%          99.920443230%
Class I-A-11      $20,000,000.00     4.4800%(1)       99.920443230%
Class I-A-12       $5,000,000.00     5.5000%          99.920443230%
Class I-A-13          (2)            1.0200%(1)              --
Class I-A-14      $96,047,000.00     5.5000%          99.920443230%
Class I-A-15       $4,770,000.00     5.5000%          99.920443230%
Class I-A-16       $1,000,000.00     5.5000%          99.920443230%
Class I-A-17       $2,630,000.00     5.5000%          99.920443230%
Class I-A-18      $53,841,000.00     5.5000%          99.920443230%
Class I-A-19       $5,775,000.00     5.5000%          99.920443230%
Class I-A-20      $26,545,845.00     5.5000%          99.920443230%
Class I-A-21         $547,155.00     6.0000%          99.920443230%
Class I-A-22          (2)            6.0000%               --
Class I-A-R              $100.00     5.5000%          99.920443230%
Class II-A-1      $17,198,000.00     5.0000%          99.578125000%
Class B-1         $10,876,000.00     5.4830%(1)       98.267500000%
Class B-2          $4,351,000.00     5.4830%(1)       96.837500000%
Class B-3          $2,719,000.00     5.4830%(1)       92.555000000%

(1) The interest rates for these classes of Certificates are variable and will be calculated as described in the Prospectus Supplement.
(2) The Class I-A-7, Class I-A-13 and Class I-A-22 Certificates are notional amount certificates and will accrue interest during each interest accrual period on a notional amount. The initial notional amount of the Class I-A-7, Class I-A-13 and Class I-A-22 Certificates will be $73,692,000, $20,000,000 and $454,403, respectively.

            (b) The Offered Certificates shall have such other characteristics as described in the related Prospectus.

      Section 3. Purchase Price: The Purchase Price for each Class of the Offered Certificates shall be the Class Purchase Price Percentage therefor (as set forth in Section 2(a) above) of the initial Class Certificate Principal Balance thereof plus accrued interest at the per annum initial interest rate applicable thereto from and including the Cut-off Date up to, but not including, September 30, 2005 (the "Closing Date").

      Section 4. Required Ratings: The Offered Certificates shall have received Required Ratings of (i) at least "AAA" from Standard & Poor's, a division of The McGraw-Hill Companies, Inc. ("S&P") and "Aaa" from Moody's Investors Service, Inc. ("Moody's), in the case of the senior certificates; (ii) at least "AA" from S&P, in the case of the Class B-1 Certificates, (iii) at least "A" from S&P and "A2" from Moody's, in the case of Class B-2 Certificates; and (iv) at least "BBB" from S&P and "Baa2" from Moody's, in the case of the Class B-3 Certificates.

      Section 5. Tax Treatment: One or more elections will be made to treat the assets of the Trust Fund as a REMIC.

      If the foregoing is in accordance with your understanding of our agreement, please sign and return to the undersigned a counterpart hereof, whereupon this letter and your acceptance shall represent a binding agreement between the Underwriter and the Company.

                                    Very truly yours,

                                    CREDIT SUISSE FIRST BOSTON LLC



                                    By:   /s/ Peter J. Sack
                                        --------------------------------------
                                        Name: Peter J. Sack
                                        Title: Director

The foregoing Agreement is hereby confirmed and accepted as of the date first above written.



FIRST HORIZON ASSET SECURITIES INC.



By:   /s/ Alfred Chang
    --------------------------------
    Name:  Alfred Chang
    Title: Vice President



FIRST HORIZON HOME LOAN CORPORATION



By:   /s/ Terry McCoy
    --------------------------------
   Name:   Terry McCoy
   Title:  Executive Vice President